Annual Incentive Plan

	FPL Group, Inc. and Florida Power & Light Company

Objectives:
1.	Recognize outstanding performers who have contributed significantly to the Corporation's success and to their respective business unit.

2.	Align the corporate vision, goals and strategy to compensation strategy.

3.	Provide a compensation environment which will attract, retain, and motivate talented employees.

Eligible Participants:
All exempt employees of FPL Group, Inc. and Florida Power & Light Company.

Executives and Grades 1 - 14:	Nomination based on significant
contribution to the successful
accomplishment of corporate and
business unit indicators.

Corporate Goals:
The amount of annual incentive compensation earned shall be determined based on the degree of achievement of the corporate net income goals specified by the Compensation Committee. Amounts earned on the basis of achievement of the net income goals are subject to reduction based on the degree of achievement of the performance indicators specified by the Compensation Committee and at the discretion of the Compensation Committee. The maximum annual targeted award is set at 200%. Both the goals and the targeted awards shall be set forth in writing (which may be the minutes of a meeting) by the Compensation Committee.

Levels of Performance:
Performance will be measured at three levels:
1.	Corporate Net Income
		Payouts cannot exceed the maximum targeted award. Amounts earned in accordance with this performance measure are subject to reduction based on performance at the next two
levels.
2.	Corporate Performance (CP)
		Financial indicators
		General operating indicators
		Major milestone indicators
3.	Business Unit Performance (BUP)
		General operating indicators
		Major milestone indicators
		Cross functional indicators

The "Allocation Formula" for the CP and BUP performance measures shall be determined by the Compensation Committee.

Target Award By Organizational Level:

Position                  Target Award(1)         Allocation %(2)

Executives
Chairman & CEO              75%                     100/0/0
President                   60% - 65%               100/0/0
Vice President              25% - 50%               50/50/0

Exempt Employees(3)        Award Range(3)         Allocation %(2)

Grades 12 - 14              0-24%                   50/50/0
Grade 10-11                 0-19%                   50/50/0
Grades 8 - 9                0-11%                   50/50/0
Grades 6-7                  0-7%                    0/100/0
Grades 1-5                  0-5%                    0/100/0


(1)  Calculated as a percentage of base salary.
(2) Corporate percent/Business Unit percent/individual percent.
(3) For exempt levels 1 through 14 the annual incentive plan is also referred to as the "Performance Excellence Rewards Plan". For these exempt employees, at the sole discretion of the CEO, a pool of dollars may be established annually based on corporate and business unit performance for each business unit to then allocate on an individual
basis as specified by the Award Ranges listed above.   Awards may exceed
these guidelines for extraordinary performance.

Note: All calculations of CP and BUP will be multiplied by the CEO/BU factor (0% - 120%).

Conditions:
	Participant must be employed on or before September 1 and at the time the awards are paid unless otherwise provided by the corporation. Awards for participants employed between January and September will be prorated.

	Retirement, disability or death may result in a prorated award. Early retirement may result in a prorated award with Compensation
Committee approval.

	Payments awarded under this Plan will be the responsibility of the Compensation Committee. For non-executive levels, payments will be subject to the discretion of FPL management.